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                             Boxlight/Projectavision
                                    Agreement

o Projectavision will grant Boxilght a one (1) year exclusive agreement on sales of the Projectavision Digital Home Theater(TM) product to the commercial channels of distribution.

o Boxlight projects unit sales equal to 10,000 Digital Home Theater(TM) units over a 15 month period, commencing with the Initial shipment of Digital Home Theater(TM) product to Boxlight (not to include sample shipments).

o Boxlight will supply Projectavision with non-cancelable orders 90 days from ship date.

o At the time of receipt of shipments from Projectavision, and only for the first 9 months of shipments, payment by Boxlight to Projectavision will be on receipt of shipments, and via electronic transfer.

o Boxllght's cost for the Digital Home Theater(TM) product from Projectavision will be $5,200, assuming no additional cost increases from suppliers of raw materials. Both Projectavision and Boxlight will share any cost increases or decreases.

o Projectavision will grant Boxlight a warranty of 1 year for both parts and labor.

o Boxlight will purchase 4 units for evaluation, and Projectavision will ship the product as soon as possible.

o Projectavision will work with the product planning personnel at Boxlight to differentiate the current Projectavision product, in addition developing a plan for including PAL for international sales of Boxlight branded product by Projectavision.

o Both Projectavision and Boxlight will man the Projectavision booth at lnfocomm. Projectavision will absorb the expense of the booth and related costs, while Boxlight will pay for the space. Boxlight graphics will be added to the Projectavision booth.

o Boxlight will press release some detail regarding the Projectavision agreement, on or about May 15, 1997. Projectavision may also press release information regarding the agreement. Both companies will receive copies of all releases prior to any public announcement.

o Projectavision will advise their sales reps that all sales to commercial-type dealers or distributors, will be filled through Boxlight. Should a Projectavision rep sell a commercial account, the sale will immediately become Boxlight's sale. In turn, Boxlight and Projectavision will equally share the 4% commission normally paid to the Projectavision sales rep. Sales made by Projectavision retailers to commercial-type accounts cannot be assigned to Boxlight.



/s/ Martin J. Holleran                                 /s/ Herbert Myers
-------------------------------                        ------------------------
    Martin J. Holleran                                     Herbert Myers
    President/CEO                                          President
    Projectavision, Inc.                                   Boxlight Corporation


Date 5/12/97                                               Date 5/13/97